UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 11, 2016

(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

242A West Valley Brook Road

Califon, New Jersey 07830

(Address of Principal Executive Offices)

(732) 851-7707

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Israel Tentory Garcia Litigation.

Yesterday (April 11, 2016), the Company disclosed that the Court ruled against its Mexican subsidiary, US Precious Metals SA de CV, in connection with the Israel Tentory Garcia litigation. By way of clarification, while the Court ruled the plaintiffs were entitled to a return of the Solidaridad concession, it also ruled our Mexican subsidiary did not owe any monies to the plaintiffs under the March 2003 agreement. In our filing, we also stated our intention to appeal this recent order by filing an appeal brief with the same court in Mexico City as of yesterday’s date.

This report is to advise that yesterday we filed our appeal brief with the Court. In addition, in course of filing our appeal, our attorney’s in Mexico learned that the plaintiffs also filed an appeal to the Court ruling. Their appeal, in addition to receiving a return of the Solidaridad I concession, demands payment of $1 million by our Mexican subsidiary, which amount is claimed to be due under the March 2003 agreement. The Company intends to file a response to the plaintiffs’ appeal. Our response will include, among other claims, that they are not entitled to the return of the concession nor the stated monetary award for reasons previously disclosed.

Please refer to the prior disclosures by the Company with respect to this matter, including the Company’s Form 10-Q filed on April 23, 2012, the Company’s Form 8-K filed on May 21, 2013, the Company’s Form 8-K filed on June 18, 2014 and the Company’s Form 8-K filed yesterday (April 11, 2016).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

/s/ David Cutler
Name: David Cutler
Title: Chief Financial Officer
Date: April 12, 2016